UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2023

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

(Exact name of Registrant as Specified in Its Charter)

Alberta, Canada	001-39061	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7303 30th Street S.E.

Calgary, Alberta, Canada T2C 1N6

(Address of principal executive offices, including zip code)

(403) 723-5000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	DRTT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement

On February 9, 2023, DIRTT Environmental Solutions Ltd. (the “Company”), as borrower, entered into an agreement to amend its loan agreement governing a senior secured revolving credit facility, dated February 12, 2021 with the Royal Bank of Canada (“RBC”), as lender, and DIRTT Environmental Solutions, Inc. (“DIRTT U.S.”), as borrower (as amended, the “Extended RBC Facility”).

Under the Extended RBC Facility, the Company may borrow up to C$15 million, except that such amount will be limited to (i) a maximum of 90% of investment grade or insured accounts receivable plus 85% of eligible accounts receivable; plus (ii) the lesser of (I) 75% of the book value of eligible inventory and (II) 85% of the net orderly liquidation value of eligible inventory; less (iii) any reserves for potential prior ranking claims (the “Borrowing Base”). As at December 31, 2022, available borrowings under the Extended RBC Facility would have been C$7.2 million ($5.3 million based on an exchange rate of C$1.3516 = $1.00).

The Extended RBC Facility bears interest at either (i) the Canadian or U.S. prime rate plus 75 basis points, or (ii) LIBOR plus 200 basis points at the Company’s option. The Extended RBC Facility is secured by substantially all of the Company’s real property located in Canada and the United States.

The Extended RBC Facility contains customary affirmative and negative covenants, including, but not limited to, those governing indebtedness liens, fundamental changes, and restricted payments. The Extended RBC Facility also provides that the Company is subject to a fixed charge coverage ratio (“FCCR”) covenant of 1.10:1 on a trailing twelve-month basis if the Borrowing Base, less any loan advances or letters of credit or guarantee, and if undrawn, including unrestricted cash (the “Aggregate Excess Availability”), is less than C$5.0 million. Additionally, if the FCCR has been above 1.25:1 for the three immediately consecutive months, the Company is required to maintain a reserve account equal to the aggregate of one-year of payments on each of the Company’s C$5.0 million equipment leasing facility in Canada and the $14.0 million equipment leasing facility in the United States (collectively, the “Leasing Facilities”). The Company did not meet the three-month FCCR requirement for the end of the fourth quarter of 2022, requiring the Company to maintain such a reserve account equal to one year of payments on the Leasing Facilities and resulting in the restriction of $3.4 million of cash.

Should an event of default occur or the Aggregate Excess Availability be less than C$6.25 million for five consecutive business days, the Company will enter a cash dominion period whereby the Company’s bank accounts would be blocked by RBC and daily balances would set-off any borrowings and any remaining amounts made available to the Company.

The Extended RBC Facility is filed as Exhibit 10.1 hereto, and the terms and conditions thereof are incorporated herein by reference. The foregoing description of the Extended RBC Facility is qualified in its entirety by reference to such exhibit.

Item 2.02.	Results of Operations and Financial Condition.

On February 22, 2023, DIRTT Environmental Solutions Ltd. (“the Company”) issued a press release announcing its financial results for the year ended December 31, 2022. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated into this Item 2.02 by reference.

The information set forth under Item 2.02 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant into a Material Definitive Agreement.

The disclosure provided in Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.03 as if fully set forth herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 22, 2023, Mr. Cory Mitchell, a member of the Company’s Board of Directors, announced his intention not to stand for re-election at this year’s annual meeting of shareholders. Mr. Mitchell is currently a member of the Corporate Governance and Compensation Committee.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Second Amendment to Loan Agreement, dated February 9, 2023, by and among DIRTT Environmental Solutions Ltd., DIRTT Environmental Solutions, Inc. and Royal Bank of Canada.

99.1*	Press release dated February 22, 2023.

104	Cover Page Interactive Data (embedded within the Inline XBRL document).

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIRTT Environmental Solutions Ltd.

Date: February 22, 2023	By:	/s/ Bradley S. Little
Bradley S. Little
Chief Financial Officer
(Principal Financial Officer)

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